As filed with the Securities and Exchange Commission on July 26, 2012

Registration No. 333-178362

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form F-1 on

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Dredging Group Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	1600	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Floor 18, Tower A

Zhongshan Building No. 154

Hudong Road, Gulou District

Fuzhou City, Fujian Province 350001, PRC

+86-591-8727-1266

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan Klein, Esq.

Andrew D. Ledbetter, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Tel:  (212) 335-4500

Fax:  (212) 335-4501

Approximate date of commencement of proposed sale to the public:   as soon as practicable after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form F-3 (this “Amendment”) to the Registration Statement on Form F-1 (File No. 333-178362) (the “Registration Statement”) of China Dredging Group Co., Ltd (the “Company”), as originally declared effective by the Securities and Exchange Commission on February 2, 2012, is being filed pursuant to the undertakings in Item 9 of the Registration Statement. The information included in this Amendment updates and supplements this Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED JULY 26, 2012

American Depositary Shares

China Dredging Group Co., Ltd.

Representing 62,690,310 Ordinary Shares

This prospectus relates to the offering of 62,690,310 American depositary shares, or ADSs, each representing one ordinary share, no par value per share, by the shareholders identified in this prospectus.  We will not receive any proceeds from the ADSs sold by the selling shareholders, if at all, all of which will be received by the selling shareholders.  We are paying the cost of registering the ADSs covered by this prospectus as well as various related expenses.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with such sales.  In the event such persons may be deemed to be “underwriters,” any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

No public market currently exists for our shares or ADSs.  We may in the future pursue a trading market for our shares or ADSs, although we may not do so, we may be unable to maintain any such a trading market, and any such trading market may never be active. The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs included in this prospectus on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions.  These sales may be at fixed or negotiated prices.  However, selling shareholders must sell at a fixed price of $5.00 per share until there is a public market for the ADSs.

Investing in our ADSs involves a high degree of risk.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2012.

CHINA DREDGING GROUP CO., LTD.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	5
MARKET DATA AND FORECASTS	6
USE OF PROCEEDS	6
DIVIDEND POLICY	6
CAPITALIZATION	7
EXCHANGE RATE INFORMATION	8
ENFORCEABILITY OF CIVIL LIABILITIES	9
SELLING SHAREHOLDERS	11
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	17
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	26
EXPERTS	26
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	26
WHERE YOU CAN FIND ADDITIONAL INFORMATION	27

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  We have not taken any action to permit a public offering of the ADSs outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside the United States.

Conventions That Apply to This Prospectus

Unless we indicate otherwise or the context otherwise requires, and for purposes of this prospectus only:

•	All share and per share data have been presented to give retrospective effect to our reorganization.
•	“We,” “us,” “our company,” “our” and “China Dredging” refer to China Dredging Group Co., Ltd., a BVI company, and its subsidiaries and variable interest entities.
•	“China Dredging HK” refers to China Dredging (HK) Company Limited, a company organized under the laws of Hong Kong, a wholly owned subsidiary of China Dredging.
•	“Fujian Service” refers to Fujian Xing Gang Port Service Co., Ltd., our operating business in the PRC.
•	“Fujian WangGang” refers to Fujian WangGang Dredging Construction Co., Ltd., a PRC company, a wholly owned subsidiary of China Dredging HK and a wholly foreign-owned enterprise under PRC law. Fujian WangGang holds 50% of the equity interest in Fujian Service.
•	“Wonder Dredging” refers to Wonder Dredging Engineering LLC, a PRC company, which holds a 50% equity interest in Fujian Service. The shareholders of Wonder Dredging have transferred 100% of the economic benefit of Fujian Service and full voting and management control to Fujian WangGang.
•	“CAC” refers to Chardan Acquisition Corp., a BVI company.
•	The “Merger” refers to the merger of CAC with and into China Dredging, which was consummated on October 27, 2010.
•	“2010 Private Placement” refers to our private placement, between October 2010 to December 21, 2010, in multiple closings, of an aggregate of 10,012,987 preferred shares, at a purchase price of $5.00 per share with gross proceeds of approximately $50.1 million.
•	“ADSs” refers to American depositary shares, each of which will represent one of our ordinary shares, and “ADRs” refers to American depositary receipts, which, if issued, evidence ADSs. We assume that the selling shareholders have deposited their ordinary shares with the depositary and that such deposits have not been withdrawn.
•	“Shares” or “ordinary shares” refers to our ordinary shares, no par value per share, and “preferred shares” refers to our Class A preferred shares, no par value per share.
•	“China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.
•	“BVI” refers to the British Virgin Islands.
•	The “U.S.” and the “United States” refers to the United States of America.
•	“RMB” or “Renminbi” refers to the legal currency of China and “$,” “dollar,” “US$” or “U.S. dollar” refers to the legal currency of the United States.

This registration statement contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader.  Unless otherwise noted, including in the notes to our financial statements, all translations from Renminbi to U.S. dollars were made at the rate of either US$1 = RMB6.2939, which was the rate at our last balance sheet date of December 31, 2011, or US$1 = RMB6.4475, which was the rate used in translating our results of operations and cash flow. We make no representation that the Renminbi or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being sold in this offering, and our consolidated financial statements and related notes appearing elsewhere in this prospectus or in the material incorporated by reference into this prospectus. You should consider carefully, among other things, the matters discussed in the section entitled “Risk Factors.”

Our Company

We provide specialized dredging services exclusively to the Chinese marine infrastructure market and, based on the number and capacity of the dredging vessels we operate, we believe we are one of the leading independent (not state-owned) providers of such services in the PRC. Our services, which require significant engineering and project management expertise, include on-site investigation and measurement, cost estimation, sediment and obstruction removal and transport and disposal of dredged material in an environmentally responsible manner. We conduct our dredging operations through Fujian Service, in which we hold a 50% equity interest, with the remaining 50% interest controlled by us pursuant to variable interest entity agreements.

Dredging involves preserving or enhancing the navigability of waterways by removing soil, sand or rock or the transfer of marine bottom materials to other locations for environmental purposes or for land creation. We engage in three primary types of dredging work:

—	Capital dredging, which represented approximately 34.5% of our revenues for the year ended December 31, 2011, consists of sediment removal or transfer for the initial construction or deepening of ports and navigation channels;

—	Maintenance dredging, which represented approximately 5.5% of our revenues for the year ended December 31, 2011, entails ongoing dredging that is required to ensure that ports and navigation channels maintain sufficient water depth to serve their intended purpose; and

—	Reclamation dredging, which represented approximately 60.0% of our revenues for the year ended December 31, 2011, involves transferring material removed from sea or river-beds to another location to raise the surface above the water level and thereby increase land availability or utility.

Our modern fleet of thirteen dredging vessels has broad capabilities with which we are able to address diverse types of projects, and we intend to build our fleet by continuing to acquire additional vessels. As of December 31, 2011, we had successfully completed over 96 dredging projects in 21 districts of 10 provinces in the PRC. Our fleet has been substantially fully committed to projects since our inception in 2008. Fujian Service operated five dredgers in 2008 that it owned or leased. Currently, we own four dredgers and lease nine dredgers.

Our primary customers are large, state-owned enterprises that act as general contractors and perform a significant majority of the port infrastructure and dredging activity in the PRC. These companies sub-contract a portion of the required dredging services to specialty contractors, such as us, as a means of increasing their margins and more efficiently allocating their own resources.

Our Corporate Structure

We are a BVI holding company and conduct our dredging operations through our PRC subsidiary, Fujian Service. Our wholly owned subsidiary, China Dredging HK, was organized under the laws of Hong Kong in April 2010 to serve as a holding company for Fujian WangGang, a PRC company and wholly foreign-owned enterprise, or WFOE, under PRC law. Fujian WangGang holds a 50% direct equity interest in Fujian Service and consolidates the remaining 50% interest as a result of certain variable interest entity agreements.

1

In October 2010, we merged with CAC, a public reporting, non-trading shell company domiciled in the BVI. The terms of the Merger were set forth in a merger agreement, or the Merger Agreement, which provided that China Dredging would continue as the surviving company following the Merger. We have accounted for the Merger as a recapitalization, with China Dredging being treated as the accounting acquirer. Immediately prior to, and in contemplation of, the consummation of the Merger, we redesignated our shares to retroactively adjust our legal capital. At the time of the Merger, all of the issued and outstanding shares of CAC were exchanged for 500,000, or 0.95%, of our issued and then outstanding ordinary shares, while our shareholders immediately prior to the Merger retained 52,177,323, or 99.05%, of our issued and then outstanding ordinary shares. As a result of the Merger, we became a public reporting company. CAC, being the non-surviving company, ceased its corporate existence.

Concurrently with the closing of the Merger, we entered into a securities purchase agreement, or the Purchase Agreement, with certain investors. Pursuant to the Purchase Agreement, through multiple closings between October and December 2010, such investors purchased 10,012,987 of our preferred shares, at a purchase price of $5.00 per share, for aggregate proceeds of approximately $50.0 million. Each preferred share is convertible into one of our ordinary shares. Chardan Capital Markets, LLC, or Chardan, acted as the lead placement agent in connection with our 2010 Private Placement. Net proceeds to us, after deducting offering expenses of approximately $3.6 million, were approximately $46.4 million. We paid Chardan a cash fee of approximately $3.1 million in addition to a $50,000 retainer fee. In connection with the 2010 Private Placement, we agreed to redeem our preferred shares at a 20% premium if our ordinary shares are not listed by October 2012 on the NYSE, the Nasdaq, the NYSE Amex, or another major international securities exchange.

Under applicable PRC law, foreign ownership in certain industries is restricted and may not exceed a government specified level. WFOEs may only undertake certain types of construction projects, and foreign ownership in a Chinese-foreign joint venture construction enterprise is restricted to no more than 75% according to the PRC Regulations on Administration of Foreign-Invested Construction Enterprises. Additionally, as a marine contractor working on restricted projects within the PRC, Fujian Service is required to register its vessels under the flag of the PRC, and foreign ownership of the enterprises which own the PRC-registered vessels is limited to no more than 50%. Therefore, Fujian Service’s business operations will be adversely affected if its foreign ownership is increased to more than 50%. While Wonder Dredging qualifies as a PRC entity under PRC law and owns 50% equity of Fujian Service, Fujian WangGang’s direct ownership of 50% of Fujian Service and beneficial ownership and control of the remaining 50% of Fujian Service through the variable interest entity agreements allows it to meet both the requirements for foreign ownership under its qualifications as a marine construction company and as an operator of dredging vessels within PRC waters.

2

The following diagram illustrates our current corporate structure:

(1)	Xinrong Zhuo is our Chairman of the Board of Directors and Chief Executive Officer, Bin Lin is our Senior Vice President, and Kit Chan is one of our independent directors.

(2)	Assumes the conversion of all of our preferred shares into ordinary shares.

(3)	Qing Lin is the brother-in-law of Xinrong Zhuo, our Chairman of the Board of Directors and Chief Executive Officer, and holds the 91% interest as the representative of the family.

(4)	Panxing Zhuo is the father of Xinrong Zhuo, our Chairman of the Board of Directors and Chief Executive Officer, and holds the 9% interest as the representative of the family.

Our Corporate Information

Our principal executive offices are located at Floor 18, Tower A, Zhongshan Building No. 154, Hudong Road, Gulou District, Fuzhou City, Fujian Province 350001, PRC. Our telephone number at this address is +86-591-8727-1266. Our registered office in the BVI is located at Kingston Chambers, PO Box 173, Road Town, Tortola, BVI.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.chinadredgingco.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is C T Corporation System.

3

The Offering

ADSs offered by the selling shareholders	62,690,310 ADSs

Ordinary shares outstanding immediately before this offering	52,677,323 ordinary shares (excluding 10,012,987 ordinary shares issuable upon conversion of outstanding preferred shares)

Trading	No public market currently exists for our shares or ADSs. We may in the future pursue a trading market for our shares or ADSs, although we may not do so, we may be unable to maintain any such a trading market, and any such trading market may never be active.

Use of proceeds	We will not receive any proceeds from the ADSs sold by the selling shareholders, if at all, all of which will be received by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

Terms of the offering by selling shareholders	The selling shareholders will determine, from time to time, when and how they will sell the ADSs, if at all. However, selling shareholders must sell at a fixed price of $5.00 per ADS until there is a public market for the ADSs.

4

RISK FACTORS

Investing in our ADSs involves a high degree of risk.  You should consider carefully the risks and uncertainties involved before making an investment in our ADSs, including:

•	All of the information contained in or incorporated by reference into this prospectus;
•	The risks and uncertainties described in our most recently filed annual report on Form 20-F, which is incorporated by reference into this prospectus;
•	The risks and uncertainties described in our Registration Statement on Form F-1 (File No. 333-178362), as originally declared effective by the SEC on February 2, 2012, which are incorporated by reference into this prospectus;
•	Other risks, uncertainties or information that may be contained in, or incorporated by reference from, other filings we make with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus, including the materials incorporated by reference into this prospectus, contains forward-looking statements that reflect our current expectations and views of future events. All statements other than statements of historical fact are “forward-looking statements,” including any statements of the plans, strategies, goals, intentions and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic or industry conditions or performance, any statements of management’s beliefs, expectations and estimations, and any assumptions underlying any of the foregoing.  You can identify some of these forward-looking statements by words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “likely to,” “may,” “plan,” “potential,” “predict,” “project,” “scheduled to,” “should,” “target,” “will,” “would,” and similar expressions, as well as statements in the future tense.  We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial position, results of operations, business strategy and financial needs.  These forward-looking statements include statements relating to:

—	our future development, financial positions and results of operations;

—	the expected growth of the dredging industry in China and globally;

—	market acceptance of our services;

—	our expectations regarding demand for our services;

—	our ability to stay abreast of market trends and technological advances;

—	competition in our industry;

—	PRC governmental policies and regulations relating to our industry;

—	litigation and government proceedings involving our company and industry; and

—	general economic and business conditions, particularly in China.

These forward-looking statements involve various known and unknown risks, uncertainties and other factors.  Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect.  Our actual results, performance or achievements could be materially different from our expectations.  Important risks, uncertainties and other factors that could cause such material differences are generally set forth in “Risk Factors” in this prospectus and in our annual report on Form 20-F under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “PRC Government Regulations” and other sections thereof.  You should read this prospectus and the documents that we refer to in this prospectus completely and with the understanding that actual future results, performance or achievements may be materially different from what we expect.  We qualify all of our forward-looking statements by these cautionary statements.

5

The forward-looking statements made in this prospectus and in the materials incorporated by reference into this prospectus relate only to events or information as of the date on which such statements are made.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

MARKET DATA AND FORECASTS

We obtained statistical data, market data and other industry data and forecasts used in this prospectus, and in materials incorporated by reference into this prospectus, from market research, publicly available information and industry publications that we believe to be reliable.  Industry publications generally state that they have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of such information.  In particular, we have based much of our discussion of the PRC dredging industry on the most recent data available to us.  We are not funded by or otherwise affiliated with, and we did not fund, any of the sources we cite, which are available to the public.  In addition, the statistical, market and other industry data include estimates and projections that are based on a number of assumptions.  If any one or more of the underlying assumptions turn out to be incorrect, actual results may differ significantly from the projections.  For example, the global and Chinese dredging markets may not grow at the rate projected by market data, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the ADSs sold by the selling shareholders, if any, all of which will be received by the selling shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares or preferred shares.  We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and plan to retain earnings, if any, for use in the development of our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, BVI and PRC laws, and other factors that our board of directors deems relevant.  The terms of our preferred shares also limit our ability to pay dividends.

We are a BVI holding company and substantially all of our operations are conducted through our PRC subsidiaries.  We rely principally on dividends paid to us by our PRC subsidiary for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses.  Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors in the case of a Chinese-foreign joint venture company, or the shareholders at a meeting, in the case of a WFOE, has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

If we pay any dividends, the depositary will convert such dividends to U.S. dollars (if necessary) and distribute such payments to our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder.  See “Description of American Depositary Shares.”

6

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011 on an actual basis.  You should read this table together with our consolidated financial statements and the related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference into this prospectus from our annual report on Form 20-F.

Actual
Liabilities – current
Unsecured	$24,287,264
Total current liabilities	$24,287,264
Liabilities – non-current	—
Total Liabilities	$24,287,264
Class A Preferred Shares	$50,064,935
Shareholders’ Equity
Ordinary Shares	$—
Additional paid-in capital	79,185,284
Retained earnings	98,559,096
Accumulated other comprehensive income	15,816,347
Statutory reserves	15,386,316
Total shareholders’ equity	$208,947,043
Total capitalization	$283,299,242

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EXCHANGE RATE INFORMATION

We conduct substantially all of our operations in China.  A substantial portion of our sales and our costs and expenses are denominated in Renminbi.  We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rates stated below, or at all.  The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.  These rates are provided solely for your convenience and are not necessarily the exchange rates that we used elsewhere in this prospectus or in the materials incorporated by reference into this prospectus, or that we will use in the preparation of our periodic reports or any other information to be provided to you.  For all dates and periods through December 31, 2008, exchange rates of Renminbi into the U.S. dollar are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.  For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

		Noon Buying Rate
Period	Period End	Average (1)	Low	High
	(RMB per $1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7696	6.8330	6.6000
2011	6.2939	6.4629	6.6364	6.2939
2012
January	6.3080	6.3119	6.3330	6.2940
February	6.2935	6.2997	6.3120	6.2935
March	6.2975	6.3125	6.3315	6.2975
April	6.2790	6.3043	6.3150	6.2790
May	6.3684	6.3242	6.3684	6.3052
June	6.3530	6.3633	6.3703	6.3530

Source:  Federal Reserve Statistical Release

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

8

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the BVI in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services.  However, certain disadvantages accompany incorporation in the BVI.  These disadvantages include a less developed body of BVI securities laws that provide significantly less protection to investors compared to the laws of the United States, and the potential lack of standing by BVI companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring disputes, including those arising under the securities laws of the United States, between us and our officers, directors and shareholders, be arbitrated.

We conduct substantially all of our operations in China, and substantially all of our assets are located in China.  Some of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States.  As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed C T Corporation System as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Our BVI counsel has advised us that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state courts in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the BVI.  In addition, our BVI counsel has advised us that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority, for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI.

Our BVI counsel has advised us that the common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the BVI. Under English common law, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of the company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority of the company’s shareholders; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. The principal protection under BVI statutory law is that shareholders may bring an action to enforce our memorandum and articles of association, or our Articles of Association. Shareholders are entitled to have our affairs conducted in accordance with the general law and our Articles of Association.

Our PRC counsel has advised us that there is also uncertainty as to whether the courts of China would:

—	Recognize or enforce judgments of the United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

9

—	Entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our PRC counsel has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law.  PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.  China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.  In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.  As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

10

SELLING SHAREHOLDERS

This prospectus relates to the resale, by the selling shareholders named below, of our ordinary shares (in the form of ADSs) issued or issuable to the selling shareholders. The table below sets forth the name of each selling shareholder, the number of shares and percentage of our ordinary shares and preferred shares beneficially owned by each selling shareholder as of the date of this prospectus, the number of ordinary shares (in the form of ADSs) being offered for resale for the account of the selling shareholder, and the number of shares and the percentage of our ordinary shares to be beneficially owned by each selling shareholder after the completion of this offering (assuming all of the offered shares are sold by the selling shareholders), as adjusted to reflect the sale of ADSs offered in this offering. The selling shareholders may offer the shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their names. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

In October 2010, we merged with CAC, a public reporting, non-trading shell company domiciled in the BVI. The terms of the Merger were set forth in the Merger Agreement, which provided that China Dredging would continue as the surviving company following the Merger. At the time of the Merger, all of the issued and outstanding shares of CAC were exchanged for 500,000, or 0.95%, of our issued and then outstanding ordinary shares. At the time of the Merger, our shareholders immediately prior to the Merger retained 52,177,323, or 99.05%, of our issued and then outstanding ordinary shares, 52,677,323 ordinary shares (in the form of ADSs) offered by selling shareholders reflect the ordinary shares outstanding since the Merger.

Concurrently with the closing of the Merger, we conducted our 2010 Private Placement. We entered into a securities purchase agreement, or the Purchase Agreement, pursuant to which, through multiple closings between October and December 2010, the selling shareholders purchased 10,012,987 of our preferred shares, at a purchase price of $5.00 per share, each of which is convertible into one of our ordinary shares. 10,012,987 ordinary shares (in the form of ADSs) offered by the selling shareholders reflect the ordinary shares issuable upon conversion of 10,012,987 preferred shares that were previously issued to the selling shareholders in our 2010 Private Placement. We also entered into the registration rights agreement with the selling shareholders, pursuant to which we agreed to file with the SEC and to obtain the effectiveness of a registration statement to register for resale the shares held by the selling shareholders, subject to certain conditions and exceptions.

Mr. Xinrong Zhuo is our Chairman of the Board of Directors and Chief Executive Officer. In September 2008 and February 2010, we entered into loan agreements which aggregate approximately $9.0 million. One of these loans is guaranteed by Mr. Xinrong Zhuo. Mr. Kit Chan is one of our directors. Mr. Bin Lin is our Senior Vice President. Kerry Propper was the former President, Chief Executive Officer, Chief Financial Officer and sole director of CAC until July 2010, and certain other persons associated with Chardan and CAC received shares following the closing of the Merger. Chardan acted as the lead placement agent in connection with our 2010 Private Placement.

Except as disclosed elsewhere in this prospectus or in the materials incorporated by reference into this prospectus, none of the selling shareholders has held a position or office or had a material relationship with us within the past three years, other than as a result of the ownership of our securities.

We will not receive any proceeds from the ADSs sold by the selling shareholders, if any, all of which will be received by the selling shareholders.

	Shares Beneficially Owned Prior to This Offering
	Ordinary Shares
		Number							Ordinary Shares
		Underlying					Ordinary Shares		Beneficially Owned
		Preferred			Preferred Shares (1)		Being Offered		After This Offering
	Number	Shares		Percent	Number	Percent	Number	Percent	Number	Percent
	Outstanding	Outstanding (1)	Total	of Class	Outstanding	of Class	Outstanding	of Class	Outstanding	of Class
Mr. Xinrong Zhuo (3)	33,852,703		33,852,703	64.3%			33,852,703	64.3%	0	0%
Mr. Kit Chan (4)	2,608,866		2,608,866	4.9%			2,608,866	4.9%	0	0%
Mr. Bin Lin (5)	2,608,866		2,608,866	4.9%			2,608,866	4.9%	0	0%

11

	Shares Beneficially Owned Prior to This Offering
	Ordinary Shares
			Number											Ordinary Shares
			Underlying								Ordinary Shares			Beneficially Owned
			Preferred					Preferred Shares (1)			Being Offered			After This Offering
	Number		Shares				Percent	Number		Percent	Number		Percent	Number	Percent
	Outstanding		Outstanding (1)		Total		of Class	Outstanding		of Class	Outstanding		of Class	Outstanding	of Class
Regent Fill Investment Group Limited (6)	325,000				325,000		*				325,000		*	0	0%
Poying Holdings Limited (7)	325,000				325,000		*				325,000		*	0	0%
Yu Jianliang (8)	162,500				162,500		*				162,500		*	0	0%
Ding Nan (9)	270,833				270,833		*				270,833		*	0	0%
Gala Fortune Limited (10)	135,000				135,000		*				135,000		*	0	0%
Country Vitality Enterprises Limited (11)	2,600,000				2,600,000		4.9%				2,600,000		4.9%	0	0%
Partner One Holdings Limited (12)	2,550,000				2,550,000		4.8%				2,550,000		4.8%	0	0%
Windham Investments Limited (13)	2,580,000				2,580,000		4.9%				2,580,000		4.9%	0	0%
Fresh Reward Development Limited (10)	100,000				100,000		*				100,000		*	0	0%
Propper Entities (14)	128,515				128,515		*				128,515		*	0	0%
Delaware Charter FBO Kerry Propper IRA	91,755	(2)			91,755	(2)	*				91,755	(2)	*	0	0%
Kerry Propper (17)	36,760	(2)			36,760	(2)	*				36,760	(2)	*	0	0%
Steven A. Urbach (14)	128,515				128,515		*				128,515		*	0	0%
Todd A. Gold (14)	3,350				3,350		*				3,350		*	0	0%
WHI, Inc. Retirement Savings Plan (19)	15,000				15,000		*				15,000		*	0	0%
Chardan Capital Markets, LLC (17)	74,620				74,620		*				74,620		*	0	0%
NewMargin Entities (15)	2,000,000				2,000,000		3.8%				2,000,000		3.8%	0	0%
NewMargin Growth Fund, L.P.	1,600,000	(2)			1,600,000	(2)	3.0%				1,600,000	(2)	3.0%	0	0%
NewMargin Partners Ltd	400,000	(2)			400,000	(2)	*				400,000	(2)	*	0	0%
Linkstate Global Investment Limited (16)	600,000				600,000		1.1%				600,000		1.1%	0	0%
AQR Affiliated Funds (20)			1,750,000		1,750,000		3.3%	1,750,000		17.5%	1,750,000		3.3%	0	0%
AQR Funds – AQR Diversified Arbitrage Fund			1,000,000	(2)	1,000,000	(2)	1.9%	1,000,000	(2)	10.0%	1,000,000	(2)	1.9%	0	0%
AQR Absolute Return Master Account, L.P.			500,000	(2)	500,000	(2)	*	500,000	(2)	5.0%	500,000	(2)	*	0	0%
AQR Opportunistic Premium Offshore Fund, L.P.			250,000	(2)	250,000	(2)	*	250,000	(2)	2.5%	250,000	(2)	*	0	0%
Cadman Investments Ltd. (21)	1,593,555		1,000,000		2,593,555		4.8%	1,000,000		10.0%	2,593,555		4.8%	0	0%
D’Alessandro Family (22)			213,000		213,000		*	213,000		2.1%	213,000		*	0	0%
Garrett R. D’Alessandro			200,000	(2)	200,000	(2)	*	200,000	(2)	2.0%	200,000	(2)	*	0	0%
Garrett R. D’Alessandro & Amy Rappaport			13,000	(2)	13,000	(2)	*	13,000	(2)	*	13,000	(2)	*	0	0%
CNH Diversified Opportunities Master Account, L.P. (23)			150,000		150,000		*	150,000		1.5%	150,000		*	0	0%
Advanced Series Trust, solely on behalf of AST Academic Strategies Asset Allocation Portfolio (23)			100,000		100,000		*	100,000		*	100,000		*	0	0%
Morse Entities			460,000		460,000		*	460,000		4.6%	460,000		*	0	0%
Sidney N. Morse Trust B UAD 12/06/99 Birgit F. Morse & E. Richard Baum & Mary Susan Leahy Esq. TTEES (25)			100,000	(2)	100,000	(2)	*	100,000	(2)	*	100,000	(2)	*	0	0%
U/W/O Sidney N. Morse FBO Sidney N. Morse Jr. (3TN-041169) (30)			220,000	(2)	220,000	(2)	*	220,000	(2)	2.2%	220,000	(2)	*	0	0%
Elizabeth S. Morse Irrevocable Trust DTD 11/8/90 (25)			60,000	(2)	60,000	(2)	*	60,000	(2)	*	60,000	(2)	*	0	0%
Birgit Faber Morse Trust UAD 12/6/99 (25)			20,000	(2)	20,000	(2)	*	20,000	(2)	*	20,000	(2)	*	0	0%
Trust DTD 7/21/70 FBO Christina S. Morse (25)			20,000	(2)	20,000	(2)	*	20,000	(2)	*	20,000	(2)	*	0	0%
Thomas F. Morse Trust UAD 3/16/01 Thomas Morse Trustee (30)			40,000	(2)	40,000	(2)	*	40,000	(2)	*	40,000	(2)	*	0	0%
Strauss Affiliated Funds (26)			100,000		100,000		*	100,000		*	100,000		*	0	0%
Straus Partners, L.P.			75,000	(2)	75,000	(2)	*	75,000	(2)	*	75,000	(2)	*	0	0%
Straus China Partners, L.P.			25,000	(2)	25,000	(2)	*	25,000	(2)	*	25,000	(2)	*	0	0%
Rochdale Affiliated Funds (27)			290,000		290,000		*	290,000		2.9%	290,000		*	0	0%
Rochdale Large Growth Portfolio			60,000	(2)	60,000	(2)	*	60,000	(2)	*	60,000	(2)	*	0	0%
Rochdale Large Value Portfolio			60,000	(2)	60,000	(2)	*	60,000	(2)	*	60,000	(2)	*	0	0%
Rochdale Mid-Small Growth Portfolio Liquidating Trust (24)			60,000	(2)	60,000	(2)	*	60,000	(2)	*	60,000	(2)	*	0	0%
Rochdale Offshore Global Opportunities Fund LP (37)			60,000	(2)	60,000	(2)	*	60,000	(2)	*	60,000	(2)	*	0	0%

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	Shares Beneficially Owned Prior to This Offering
	Ordinary Shares
		Number											Ordinary Shares
		Underlying								Ordinary Shares			Beneficially Owned
		Preferred					Preferred Shares (1)			Being Offered			After This Offering
	Number	Shares				Percent	Number		Percent	Number		Percent	Number	Percent
	Outstanding	Outstanding (1)		Total		of Class	Outstanding		of Class	Outstanding		of Class	Outstanding	of Class
Rochdale Mid-Small Value Portfolio Liquidating Trust (24)		50,000	(2)	50,000	(2)	*	50,000	(2)	*	50,000	(2)	*	0	0%
Shira Capital LLC (28)		60,000		60,000		*	60,000		*	60,000		*	0	0%
Hammerman Capital Partners, LP (29)		40,000		40,000		*	40,000		*	40,000		*	0	0%
Peggy Casper (31)		30,000		30,000		*	30,000		*	30,000		*	0	0%
Robert J. Guttag (32)		30,000		30,000		*	30,000		*	30,000		*	0	0%
Guerrino De Luca Revocable Trust (33)		30,000		30,000		*	30,000		*	30,000		*	0	0%
Jeffrey I. Blake (34)		20,000		20,000		*	20,000		*	20,000		*	0	0%
Jerry Roland (35)		20,000		20,000		*	20,000		*	20,000		*	0	0%
Pappas Partners Limited Partnership (36)		20,000		20,000		*	20,000		*	20,000		*	0	0%
Daniel S. Van Riper Revocable Trust DTD 10/5/04 (38)		12,000		12,000		*	12,000		*	12,000		*	0	0%
Elizabeth Grover Living Trust (39)		10,000		10,000		*	10,000		*	10,000		*	0	0%
Wei Li (40)		9,000		9,000		*	9,000		*	9,000		*	0	0%
The Tucker/Enander Living Trust (41)		7,000		7,000		*	7,000		*	7,000		*	0	0%
Bruce Groom Separate Property (42)		5,000		5,000		*	5,000		*	5,000		*	0	0%
Kassirer Opportunities, L.P. (43)		5,000		5,000		*	5,000		*	5,000		*	0	0%
Thomas Lee (44)		5,000		5,000		*	5,000		*	5,000		*	0	0%
Paul Guerney (45)		3,000		3,000		*	3,000		*	3,000		*	0	0%
Kurt A. Hawkesworth & Esmat Bahar Hawkesworth JTTEN (46)		2,000		2,000		*	2,000		*	2,000		*	0	0%
Zach Easton (47)		100,000		100,000		*	100,000		*	100,000		*	0	0%
Utilico Emerging Markets Limited (48)		300,000		300,000		*	300,000		3.0%	300,000		*	0	0%
Coronado Capital Partners LP (49)		40,000		40,000		*	40,000		*	40,000		*	0	0%
Antoine De Sejournet (50)		24,994		24,994		*	24,994		*	24,994		*	0	0%
Stourbridge Investments LLC (51)		5,000		5,000		*	5,000		*	5,000		*	0	0%
SCGC Capital Holding Company Limited (52)		3,440,000		3,440,000		6.1%	3,440,000		34.4%	3,440,000		6.1%	0	0%
Septwolves Group (Asia) Investments Limited (53)		799,997		799,997		1.5%	799,997		8.0%	799,997		1.5%	0	0%
Splendid Max Limited (54)		400,000		400,000		*	400,000		4.0%	400,000		*	0	0%
CIVC Investment LTD (55)		360,000		360,000		*	360,000		3.6%	360,000		*	0	0%
China Select Capital Partners Corp. (56)		29,996		29,996		*	29,996		*	29,996		*	0	0%
Genesis Opportunity Fund L.P. (57)		80,000		80,000		*	80,000		*	80,000		*	0	0%
WEC Partners LLC (57)		60,000		60,000		*	60,000		*	60,000		*	0	0%
George B. Kaufman (58)	15,000	2,000		17,000		*	2,000		*	17,000		*	0	0%
Total	52,677,323	10,012,987		62,690,310		100%	10,012,987		100%	62,690,310		100%	0	0%

*      Less than 1% of total outstanding ordinary shares or preferred shares, as applicable.

(1)	Each preferred share is automatically convertible into one share of our ordinary shares, which we call the Conversion Ratio, upon occurrence of both of the following: (a) the registration of the underlying ordinary shares is declared effective by the SEC or other applicable regulatory authority designed by the holders of a majority of the preferred shares pursuant to the terms of the registration rights agreement with such holders, or the underlying ordinary shares become freely tradable in the United States or pursuant to any available exemption; and (b) the commencement of the trading of our ordinary shares on a national U.S. stock exchange or such other recognized international exchange as the holders of a majority of preferred shares may approve. The Conversion Ratio is subject to proportional adjustment for share splits, divisions, share dividends, recapitalization and similar transactions. Each preferred share is also convertible into one of our ordinary shares at the option of the holder at any time prior to automatic conversion. Holders of the preferred shares have no right to vote on any matters that requires shareholder approval; provided, however, we may not issue any shares that have a liquidation preference that is senior to that of the preferred shares without the consent of the holders of at least two-thirds of the preferred shares then issued and outstanding.

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(2)	These figures represent record ownership and not beneficial ownership.

(3)	Shares are held of record by Mars Harvest Co. Ltd, Building 26, Mingyang Tianxia, No. 1 Yuquan Road, Fuzhou, Fujian Province, PRC. Mr. Zhuo is the sole director of Mars Harvest and has the power to vote and dispose of all of our ordinary shares that it holds.

(4)	Shares are held of record by Venus Seed Co., Ltd, Flat B, 27/F, Ko On Mansion, Taikoo Shing, Quarry Bay, Hong Kong. Mr. Chan is the sole director of Venus Seed and has the sole power to vote and dispose of all of our ordinary shares that it holds.

(5)	Shares are held of record by Saturn Glory Co., Ltd., Room 1402, Building 8, D District, Rongqiao Jinjiang, No. 66, Jiangbin West Road, Fuzhou, Fujian Province, PRC. Mr. Lin is the sole director of Saturn Glory and has the sole power to vote and dispose of all of our ordinary shares that it holds.

(6)	The business address is Room 2508 A, 25/F Bank of America Tower, Central, Hong Kong.

(7)	The business address is Unit 1001, Fourseas Building, 208-212 Nathan Road, Kowloon, Hong Kong.

(8)	The address is No. 18-2 Yonghe Road, Wuxi City, Jiangsu Province, China.

(9)	The address is 18M, Tower A, Marriott International Apartment, No. 5 Lingtongguan, Jianguomenwai, Chaoyang District, Beijing, China.

(10)	The business address is No. 2206, Tower A, Chaowai SOHO, No. 6B Chaowai Street, Chaoyang District, Beijing, China.

(11)	The business address is 28/F, Guangdong Finance Building, 88 Connaught Road West, Sheung Wan, Hong Kong.

(12)	The business address is 22/F, Sunshine Golf Building, No. 7009 Shennan Street, Futian District, Shenzhen, China.

(13)	The business address is Flat B, 19/F, Macdonald Mansion, No. 8 MacDonald Road, Hong Kong.

(14)	The business address is 17 State Street, Suite 1600, New York, NY 10004, U.S.

(15)	The business address for NewMargin Growth Fund, L.P. is PO Box 309, Ugland House, Grand Cayman, KYl-1104, Cayman Islands. The business address for NewMargin Partners Ltd. is P.O. Box 3321, Drake Chambers, Tortola, BVI. Includes 1,600,000 ordinary shares held by NewMargin Growth Fund, L.P. and 400,000 ordinary shares held by NewMargin Partners Ltd.

(16)	The business address is OMC Chambers, P.O. Box 3152, Road Town, Tortola, BVI.

(17)	The business address is 17 State Street, 16th Floor, New York, NY 10004, U.S. Chardan is a registered broker dealer. Kerry Propper, the former President of CAC and the Chief Executive Officer of Chardan, has voting and investment control over the shares. Mr. Propper disclaims the beneficial ownership of the shares held by Chardan listed in the table except to the extent of his pecuniary interest therein, if any.

(18)	[Reserved.]

(19)	The business address is 410 South Michigan Ave., Suite 620, Chicago, IL 606011, U.S.

(20)	The business address is c/o CNH Partners, LLC, Two Greenwich Plaza, Greenwich, CT 06830, U.S. Includes 1,000,000 preferred shares held by AQR Funds - AQR Diversified Arbitrage Fund, 500,000 preferred shares held by AQR Absolute Return Master Account, L.P. and 250,000 preferred shares held by AQR Opportunistic Premium Offshore Fund, L.P.

14

(21)	The business address is Unit C, CNT Tower, 338 Hennessy Road, Wanchai, Hong Kong.

(22)	The business address is c/o Rochdale Investment Management, 570 Lexington Ave., 9th Floor, New York, NY 10022, U.S. Includes 200,000 preferred shares held by Garrett R. D’Alessandro and 13,000 preferred shares held jointly by Garrett R. D’Alessandro & Amy Rappaport.

(23)	The business address is c/o CNH Partners, LLC, Two Greenwich Plaza, Greenwich, CT 06830, U.S.

(24)	The business address is 60 Livingston Avenue, St. Paul, MN 55107, U.S.

(25)	The business address is c/o E. Richard Baum, Anchin, Block & Anchin LLP, 1375 Broadway, New York, NY 10018, U.S.

(26)	The business address is c/o Straus Asset Management, 767 Third Avenue, 21st Floor, New York, NY 10017, U.S. Includes 75,000 preferred shares held by Straus Partners L.P. and 25,000 preferred shares held by Straus China Partners, L.P.

(27)	The business address is c/o Physical Processing, MK-WI S302, U.S. Bank Trust Services, 1555 N. River Center Drive, Suite 302, Milwaukee, WI 53212, U.S. Includes 60,000 preferred shares held by Rochdale Large Growth Portfolio, 60,000 preferred shares held by Rochdale Large Value Portfolio, 60,000 preferred shares held by Rochdale Mid-Small Growth Portfolio Liquidating Trust, 60,000 shares of preferred shares held by Rochdale Offshore Global Opportunities Fund LP, and 50,000 preferred shares held by Rochdale Mid-Small Value Portfolio Liquidating Trust.

(28)	The business address is 71 S. Walker, Suite 1900, Chicago, IL 60606, U.S.

(29)	The business address is 1232 Rose Lane, Lafayette, CA 94549, U.S.

(30)	The business address is 3200 Plumfield, Milford, MI 48380, U.S.

(31)	The business address is 45 East 89th St., #35E, New York NY 10128-1232, U.S.

(32)	The business address is c/o Peggy Casper, 45 East 89th St., #35E, New York NY 10128-1232, U.S.

(33)	The business address is 2866 Pine Street, San Francisco, CA 94115, U.S.

(34)	The business address is 2216 South Shore Dr., Erie, PA 16505, U.S.

(35)	The business address is 33 Julia Court, Twp. of Washington, NJ 07676, U.S.

(36)	The business address is c/o Mr. Harry G. Pappas Jr., 12500 Jarretsville Pike, Phoenix, MD 21131, U.S.

(37)	The business address is c/o Nemours Trustees, P.O. Box 317, Road Town, Tortola, BVI.

(38)	The business address is 1920 Virginia Ave., Apt 1303, Fort Myers, FL 33901, U.S.

(39)	The business address is 3867 La Donna Ave., Palo Alto, CA 94306-3153, U.S.

(40)	The business address is 3540 W. Sahara Ave., #325, Las Vegas, NV 89102-5816, U.S.

15

(41)	The business address is c/o Mr. Michael G. Tucker, 517 Panchita Way, Los Altos, CA 94022, U.S.

(42)	The business address is 1628 California Ave., SW, Apt. A, Seattle, WA 98161-1692, U.S.

(43)	The business address is c/o Mark Kassirer, 55 University Ave., Suite 1604, Toronto, Ontario, Canada, M5J2H7.

(44)	The business address is 14A East Coast Terrace, Singapore 458926.

(45)	The business address is 34 Morton Pl, Chappaqua, NY 10514, U.S.

(46)	The business address is 7400 River Road, Apt. 320, North Bergen, NJ 07047, U.S.

(47)	The business address is 10679 E. Fanfol Lane, Scottsdale, AZ 85258, U.S.

(48)	The business address is P.O. Box 208, Epsom Surrey, KT 18 7YF, United Kingdom.

(49)	The business address is 111 Town Square Place #1500, Jersey City, NJ 07310, U.S.

(50)	The business address is 56 Dreve D’Argenteuil, B-1410 Waterloo, Belgium.

(51)	The business address is 700 Summit Road, Union, NJ 07083, U.S.

(52)	The business address is Floor 11, Investment Building, No. 4009, Shen Nan Road, Futian District, Shenzhen, Guangdong Province, China.

(53)	The business address is c/o Septwolves Group Holding Co., Ltd., No. 6 Building, Wuyi Industry & Trading District, No. 189, Lianyue Rd., Xiamen, Fujian, China.

(54)	The business address is c/o Sinocap Investment Holdings Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI.

(55)	The business address is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(56)	The business address is 300-1055 West Hastings St., Vancouver, BC, Canada, V6E 2E9.

(57)	The business address is 61 Paine Avenue, New Rochelle, NY 10804, U.S.

(58)	The business address is 310 Greenwich St., Apt. 9.G., New York, NY 10013, U.S.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs, to shareholders depositing ordinary shares with the depositary. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our ordinary shareholders and you will not have ordinary shareholder rights. BVI law governs ordinary shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the respective accounts of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary ordinary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders, until that property can be distributed to ADS holders or otherwise disposed of for their benefit. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

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Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of ordinary shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

The depositary will try, as far as practical, subject to the laws of the BVI and of our Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

The depositary is not required to vote in any particular manner, and accordingly it may vote in person, by proxy, electronically or otherwise to the extent then permitted by applicable law.

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Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:		For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	•	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$0.05 (or less) per ADSs per calendar year	•	Depositary services
Registration or transfer fees	•	Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
	•	Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees. There are limits on the amount of reimbursement available to us. The amounts that will be available to us in future years are related to the number of ADSs that are outstanding and the number of ADSs that have been issued and cancelled on a year-by-year basis and the fees the depositary collected in connection with those ADSs and those transactions. We do not expect to receive any other payments from the depositary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

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Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our ordinary shares

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the ordinary shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal ordinary share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at an ordinary shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding as a result of pre-release generally to a number that represents not more than 30% of the shares deposited under the deposit agreement, although the depositary may disregard that limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Ordinary Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs. If we request in writing, the depositary will arrange for the mailing, at our expense, of copies of such notices, reports and communications to all shareholders. We will timely provide the depositary with the quantity of such notices, reports, and communications, as requested by the depositary from time to time, in order for the depositary to effect such mailings.

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PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs included in this prospectus on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. However, selling shareholders must sell at a fixed price of $5.00 per ADS (which was the purchase price per preferred share in the 2010 Private Placement) until there is a public market for the ADSs. A selling shareholder may use any one or more of the following methods when selling ADSs at the time such sales are permitted:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell their shares (whether or not in the form of ADSs) under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In the event that we undertake a public offering, we plan to instruct each of the selling shareholder holders to suspend the use of this registration statement. In such event, each of the selling shareholders has agreed, at the request of the lead underwriter, to execute a lock-up agreement that would provide that such shareholder will not sell, transfer or dispose of their ordinary shares for certain periods of time after the consummation of such offering, subject to certain exceptions, without the prior written consent of the representative of the underwriters of such offering. We expect that such periods of time would be, in the case of selling shareholders who are:

•	our directors and executive officers, including their respective affiliates, 360 days;

•	Regent Fill Investment Group, Poying Holdings Limited, Yu Jianliang, Ding Nan and all the holders of preferred shares, 180 days; and

•	our other shareholders, 270 days.

We further expect that such time periods may be extended for an additional 18 days if, during the last 17 days of the applicable restricted period we issue an earnings release or material news or a material event relating to us occurs, or we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period.

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Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority’s, or FINRA, NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities, or enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In the event such persons may be deemed to be “underwriters,” any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are paying the cost of registering the ordinary shares covered by this prospectus as well as various related expenses, which are estimated to be approximately $300,000. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares registered hereunder by the selling shareholders. We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to keep this prospectus effective pursuant to Rule 415 under the Securities Act until the earlier of (i) the date on which all the shares registered for the selling shareholders have been sold, (ii) the date on which the shares registered for the selling shareholders hereunder are eligible to be sold pursuant to Rule 144 without any restriction pursuant to Rule 144.

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LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder.

EXPERTS

The financial statements of our company as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 incorporated by reference into this prospectus and registration statement have been audited by UHY Vocation HK CPA Limited, or UHY, independent registered public accounting firm, as set forth in their report thereon, and are so incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of UHY are located at 3/F., Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong.

The financial statements of CAC as of January 31, 2010 and September 30, 2009 and for the 4-month period ended January 31, 2010 and for the year ended September 30, 2009 incorporated by reference into this prospectus and registration statement have been audited by Webb & Company, P.A., independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance upon such report on the authority of such firm as experts in accounting and auditing. The offices of Webb & Company, P.A. are located at 1500 Gateway Blvd, Suite 202, Boynton Beach, Florida, U.S.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of SEC allow us to “incorporate by reference” into this prospectus the information we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file with or furnish to the SEC after the date of this prospectus may update and supersede the information in this prospectus, as indicated in that filing. We hereby incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on April 27, 2012;
•	all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus (except to the extent such reports are furnished but not filed with the SEC); and

•	any Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

We also hereby incorporate by reference the financial statements of CAC as of January 31, 2010 and September 30, 2009 and for the 4-month period ended January 31, 2010 and for the year ended September 30, 2009, included in our annual report on Form 20-F/A, filed with the SEC on December 15, 2011.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon such person’s written or oral request at no cost to the requester, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for such material may be made to Bin Lin, Floor 18, Tower A, Zhongshan Building, No. 154, Hudong Road, Gulou District, Fuzhou City, Fujian Province 350001, PRC, +86-591-8727-1266.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement, including relevant exhibits and amendments, under the Securities Act with respect to the offer and sale of underlying ordinary shares represented by the ADSs. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and amendments for further information with respect to us and our ADSs.

Following the Merger, we have been subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F due within four months of our fiscal year end, with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that filed electronically with the SEC. Our main website is www.chinadredgingco.com. The information contained on our website is not a part of this prospectus.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, including a review of operations and annual audited consolidated financial statements, and all notices of shareholders’ meetings and other reports and communications generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the law of the British Virgin Islands, or BVI, each director of the registrant, when exercising powers or performing duties as a director, is required to act honestly and in good faith in what the director believes to be to the registrant’s best interests and to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances.  The registrant’s memorandum and articles of association provide that, to the fullest extent permitted by BVI law, the registrant may indemnify our directors against claims by its shareholders for any acts or omissions in the performance of their duties.  Such indemnification does not affect the availability of equitable remedies such as injunctive relief or rescission.  These provisions will not limit the liability of directors under United States federal securities laws.

The registrant may indemnify any of its directors, officers, agents, a liquidator appointed in relation to it or anyone serving at its request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to the maximum extent permitted by law.  The registrant may only indemnify a person if he or she acted honestly and in good faith in what the person believed to be the registrant’s best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  The decision of the registrant’s board of directors as to whether the person acted honestly and in good faith in what the person believed the registrant’s best interests and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of indemnification, unless a question of law is involved.  The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.  If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

The registrant may purchase and maintain insurance in relation to any of its directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not the registrant has or would have had the power to indemnify the directors or officers against the liability as provided in the registrant’s memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

ITEM 9.  EXHIBITS

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

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The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

ITEM 9.  UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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	5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fuzhou City, China, on July 26, 2012.

China Dredging Group Co., Ltd.

By:	/s/ Xinrong Zhuo
Xinrong Zhuo
Chairman of the Board of Directors
and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on July 26, 2012.

Signature	Title

/s/ Xinrong Zhuo	Chairman of the Board of Directors and Chief Executive
Xinrong Zhuo	Officer (Principal Executive Officer)

/s/ Alfred Ho	Chief Financial Officer
Alfred Ho	(Principal Financial and Accounting Officer)

/s/ Fangjie Gu*	Chief Operating Officer and Director
Fangjie Gu

/s/ Kit Chan*	Director
Kit Chan

/s/ Yeliang Zhou*	Director
Yeliang Zhou

/s/ Zengbiao Zhu*	Director
Zengbiao Zhu

* By:	/s/ Alfred Ho
Alfred Ho, Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of China Dredging Group Co., Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, on July 26, 2012.

Authorized U.S. Representative
Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1 (1)	Agreement and Plan of Merger by and among Chardan Acquisition Corp., Shareholders of Chardan Acquisition Corp., China Dredging Group Co., Ltd. and Shareholders of China Dredging Group Co., Ltd., dated October 27, 2010
2.2 (2)	Contracted Management Agreement by and among Fujian WangGang Dredging Construction Co., Ltd., Wonder Dredging LLC and Fujian Xing Gang Port Service Ltd., dated June 30, 2010
2.3 (3)	Equity Interest Pledge Agreement by and among Qing Lin, Panxing Zhuo, Fujian WangGang Dredging Construction Co., Ltd. and Wonder Dredging LLC, dated June 30, 2010
2.4 (3)	Contract Relating to the Exclusive Purchase Right of Equity Interest by and among Fujian WangGang Dredging Construction Co., Ltd., Wonder Dredging LLC and Fujian Xing Gang Port Service Ltd., dated June 30, 2010
2.5 (1)	Power of Attorney by and among Qing Lin, Panxing Zhuo and Fujian WangGang Dredging Construction Co., Ltd., dated June 30, 2010
2.6 (1)	Power of Attorney by and between Wonder Dredging LLC and Fujian WangGang Dredging Construction Co., Ltd., dated June 30, 2010
4.1 (4)	Registrant’s Specimen Certificate for Ordinary Shares
4.2 (5)	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.3 (5)	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares
5.1 (6)	Opinion of Maples and Calder regarding the ordinary shares being registered
23.1	Consent of UHY Vocation HK CPA Limited, an independent registered public accounting firm
23.2	Consent of Webb & Company, P.A.
23.3 (6)	Consent of Maples and Calder (included in Exhibit 5.1)
24.1 (7)	Powers of Attorney (included on signature page)

(1)	Previously filed as an Exhibit to Form 20-F filed on November 2, 2010 (File # 000-53465).
(2)	Previously filed as an Exhibit to Form F-1, Amendment No. 3, filed on May 20, 2011 (File # 333-171484).
(3)	Previously filed as an Exhibit to Form F-1, Amendment No. 2, filed on March 29, 2011 (File # 333-171484).
(4)	Previously filed as an Exhibit to Form 20-F, Amendment No. 1, filed on December 15, 2011 (File # 000-53465).
(5)	Previously filed as an Exhibit to Form F-1, Amendment No. 1, filed on January 10, 2012 (File # 333-178362).
(6)	Previously filed as an Exhibit to Form F-1, Amendment No. 3, filed on January 30, 2012 (File # 333-178362).
(7)	Previously filed as an Exhibit to Form F-1 filed on December 7, 2011 (File # 333-178362).